Pricing Supplement No. 3064B
To underlying supplement No. 1 dated August 17, 2015,

product supplement B dated July 31, 2015,

prospectus supplement dated July 31, 2015 and

prospectus dated April 27, 2016

Registration Statement No. 333-206013 Rule 424(b)(2)

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying underlying supplement, product supplement, prospectus supplement and prospectus do not constitute an offer to sell nor do they seek an offer to buy the securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated March 7, 2018

Deutsche Bank AG

$         Autocallable Securities Linked to the Lesser Performing of the Financial Select Sector SPDR® Fund and the Technology Select Sector SPDR® Fund due October 1, 2019

General

•	The securities are designed for investors who seek a return at maturity linked to the lesser performing of the Financial Select Sector SPDR® Fund and the Technology Select Sector SPDR® Fund (each, an “Underlying”). The securities will be automatically called if, on any quarterly Observation Date, the Closing Prices of both Underlyings are greater than or equal to their respective Initial Prices. If the securities are automatically called, investors will receive on the applicable Call Settlement Date a return on the securities equal to the Call Return for the applicable Observation Date based on a rate of between 12.50% and 13.50% per annum (to be determined on the Trade Date). The securities will cease to be outstanding following an Automatic Call and no further payments will be made following the Call Settlement Date.
•	If the securities are not automatically called and the Final Price of the lesser performing Underlying, which we refer to as the “Laggard Underlying,” is greater than or equal to its Trigger Price (equal to 75.00% of its Initial Price), for each $1,000 Face Amount of securities, investors will receive a cash payment at maturity equal to the Face Amount. However, if the securities are not automatically called and the Final Price of the Laggard Underlying is less than its Trigger Price, for each $1,000 Face Amount of securities, investors will lose 1.00% of the Face Amount for every 1.00% by which the Final Price of the Laggard Underlying is less than its Initial Price. The securities do not pay coupons or dividends and investors should be willing to lose some or all of their investment if the securities are not automatically called and the Final Price of either Underlying is less than its Trigger Price. Any payment on the securities is subject to the credit of the Issuer.
•	The first Observation Date, and therefore the earliest date on which an Automatic Call may be initiated, is June 26, 2018.
•	Senior unsecured obligations of Deutsche Bank AG due October 1, 2019
•	Minimum purchase of $1,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.
•	The securities are expected to price on or about March 26, 2018 (the “Trade Date”) and are expected to settle on or about March 29, 2018 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount

Underlyings:	Underlying	Ticker Symbol	Initial Price†	Trigger Price†
	Financial Select Sector SPDR® Fund	XLF	$	$
	Technology Select Sector SPDR® Fund	XLK	$	$

† The Initial Price and Trigger Price for each Underlying will be determined on the Trade Date.
Automatic Call:	The securities will be automatically called by the Issuer if, on any quarterly Observation Date, the Closing Prices of both Underlyings are greater than or equal to their respective Initial Prices.
(Key Terms continued on next page)

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 7 of the accompanying product supplement, page PS-5 of the accompanying prospectus supplement and page 13 of the accompanying prospectus and “Selected Risk Considerations” beginning on page PS-10 of this pricing supplement.

The Issuer’s estimated value of the securities on the Trade Date is approximately $944.20 to $964.20 per $1,000 Face Amount of securities, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the Securities” on page PS-3 of this pricing supplement for additional information.

By acquiring the securities, you will be bound by and deemed irrevocably to consent to the imposition of any Resolution Measure (as defined below) by the competent resolution authority, which may include the write down of all, or a portion, of any payment on the securities or the conversion of the securities into ordinary shares or other instruments of ownership. If any Resolution Measure becomes applicable to us, you may lose some or all of your investment in the securities. Please see “Resolution Measures and Deemed Agreement” on page PS-4 of this pricing supplement for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, product supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$1,000.00	$20.25	$979.75
Total	$	$	$
(1)	For more detailed information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement. The securities will be sold with varying underwriting discounts and commissions in an amount not to exceed $20.25 per $1,000 Face Amount of securities. Deutsche Bank Securities Inc. (“DBSI”) may pay a referral fee of $1.50 per $1,000 Face Amount of securities. The discounts and commissions referenced above do not include additional transaction costs and fees which may be reflected in the price of the Underlyings. Please refer to the section “Selected Risk Considerations” in this pricing supplement for more information.

The agent for this offering is our affiliate. For more information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

The securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

Deutsche Bank Securities

March     , 2018

(Key Terms continued from previous page)

Payment upon an Automatic Call:	If the securities are automatically called, you will receive a cash payment per $1,000 Face Amount of securities on the related Call Settlement Date equal to the Face Amount plus the product of the Face Amount and the Call Return for the applicable Observation Date. The Call Returns are based on a rate of between 12.50% and 13.50% per annum (to be determined on the Trade Date). The securities will cease to be outstanding following an Automatic Call and no further payments will be made following the Call Settlement Date. The Observation Dates, Call Settlement Dates, Call Returns and the payment due upon an Automatic Call applicable to each Observation Date are set forth in the table below.

Observation Date	Call Settlement Date	Call Return*	Payment upon an Automatic Call (per $1,000 Face Amount of securities)
June 26, 2018	June 29, 2018	Between 3.125% and 3.375%	Between $1,031.25 and $1,033.75
September 26, 2018	October 1, 2018	Between 6.25% and 6.75%	Between $1,062.50 and $1,067.50
December 26, 2018	December 31, 2018	Between 9.375% and 10.125%	Between $1,093.75 and $1,101.25
March 26, 2019	March 29, 2019	Between 12.50% and 13.50%	Between $1,125.00 and $1,135.00
June 26, 2019	July 1, 2019	Between 15.625% and 16.875%	Between $1,156.25 and $1,168.75
September 26, 2019 (Final Valuation Date)	October 1, 2019 (Maturity Date)	Between 18.75% and 20.25%	Beween $1,187.50 and $1,202.50

* The actual Call Returns for each Call Settlement Date will be determined on the Trade Date.

Observation Dates[1,2]:	Quarterly, on the dates set forth in the table under “Payment upon an Automatic Call” above
Call Settlement Date[1,2]:	As set forth in the table under “Payment upon an Automatic Call” above. The Call Settlement Date for the final Observation Date will be the Maturity Date.
Payment at Maturity:	If the securities are not automatically called, you will receive a cash payment at maturity that will depend solely on the Final Price of the Laggard Underlying, calculated as follows:
• If the Final Price of the Laggard Underlying is greater than or equal to its Trigger Price, you will receive a cash payment at maturity equal to the Face Amount per $1,000 Face Amount of securities.
• If the Final Price of the Laggard Underlying is less than its Trigger Price, you will receive a cash payment at maturity per $1,000 Face Amount of securities calculated as follows:
$1,000 + ($1,000 x Underlying Return of the Laggard Underlying)
If the securities are not automatically called and the Final Price of the Laggard Underlying is less than its Trigger Price, for each $1,000 Face Amount of securities, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Price of the Laggard Underlying is less than its Initial Price. In this circumstance, you will lose a significant portion or all of your investment at maturity. Any payment at maturity is subject to the credit of the Issuer.
Laggard Underlying:	The Underlying with the lower Underlying Return on the Final Valuation Date. If the calculation agent determines that the two Underlyings have equal Underlying Returns, then the calculation agent will, in its sole discretion, designate either of the Underlyings as the Laggard Underlying.
Trigger Price:	For each Underlying, 75.00% of its Initial Price, as set forth in the table under “Underlyings” above
Underlying Return:	For each Underlying, the performance of such Underlying from its Initial Price to its Final Price, calculated as follows:
Final Price – Initial Price Initial Price
The Underlying Return for each Underlying may be positive, zero or negative.
Initial Price:	For each Underlying, the Closing Price of such Underlying on the Trade Date, as set forth in the table under “Underlyings” above
Final Price:	For each Underlying, the Closing Price of such Underlying on the Final Valuation Date
Closing Price:	For each Underlying, the closing price of one share of such Underlying on the relevant date of calculation multiplied by the then-current Share Adjustment Factor for such Underlying, as determined by the calculation agent.
Share Adjustment Factor:	For each Underlying, initially 1.0, subject to adjustment for certain actions affecting such Underlying. See “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement.
Trade Date[2]:	March 26, 2018
Settlement Date[2]:	March 29, 2018
Final Valuation Date[1,2]:	September 26, 2019
Maturity Date[1,2]:	October 1, 2019
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	25155MKK6 / US25155MKK61

[1]	Subject to adjustment as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement. If an Observation Date is postponed, the related Call Settlement Date will be postponed as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

[2]	In the event that we make any changes to the expected Trade Date or Settlement Date, the Observation Dates, Call Settlement Dates, Final Valuation Date and Maturity Date may be changed so that the stated term of the securities remains the same.

Issuer’s Estimated Value of the Securities

The Issuer’s estimated value of the securities is equal to the sum of our valuations of the following two components of the securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the securities. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Resolution Measures and Deemed Agreement

On May 15, 2014, the European Parliament and the Council of the European Union adopted a directive establishing a framework for the recovery and resolution of credit institutions and investment firms (commonly referred to as the “Bank Recovery and Resolution Directive”). The Bank Recovery and Resolution Directive required each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. Germany adopted the Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz, or the “Resolution Act”), which became effective on January 1, 2015. The Bank Recovery and Resolution Directive and the Resolution Act provided national resolution authorities with a set of resolution powers to intervene in the event that a bank is failing or likely to fail and certain other conditions are met. From January 1, 2016, the power to initiate resolution measures applicable to significant banking groups (such as Deutsche Bank Group) in the European Banking Union has been transferred to the European Single Resolution Board which, based on the European Union regulation establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of a Single Resolution Mechanism and a Single Resolution Fund (the “SRM Regulation”), works in close cooperation with the European Central Bank, the European Commission and the national resolution authorities. Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations, the securities may be subject to any Resolution Measure by the competent resolution authority if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. By acquiring the securities, you will be bound by and deemed irrevocably to consent to the provisions set forth in the accompanying prospectus, which we have summarized below.

By acquiring the securities, you will be bound by and deemed irrevocably to consent to the imposition of any Resolution Measure by the competent resolution authority. Under the relevant resolution laws and regulations as applicable to us from time to time, the securities may be subject to the powers exercised by the competent resolution authority to: (i) write down, including to zero, any payment (or delivery obligations) on the securities; (ii) convert the securities into ordinary shares of (a) the Issuer, (b) any group entity or (c) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; and/or (iii) apply any other resolution measure including, but not limited to, any transfer of the securities to another entity, the amendment, modification or variation of the terms and conditions of the securities or the cancellation of the securities. We refer to each of these measures as a “Resolution Measure.” A “group entity” refers to an entity that is included in the corporate group subject to a Resolution Measure. A “bridge bank” refers to a newly chartered German bank that would receive some or all of our assets, liabilities and material contracts, including those attributable to our branches and subsidiaries, in a resolution proceeding.

Furthermore, by acquiring the securities, you:

•	are deemed irrevocably to have agreed, and you will agree: (i) to be bound by, to acknowledge and to accept any Resolution Measure and any amendment, modification or variation of the terms and conditions of the securities to give effect to any Resolution Measure; (ii) that you will have no claim or other right against us arising out of any Resolution Measure; and (iii) that the imposition of any Resolution Measure will not constitute a default or an event of default under the securities, under the senior indenture dated November 22, 2006 among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, authenticating agent and registrar, as amended and supplemented from time to time (the “Indenture”), or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•	waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the paying agent, the issuing agent and the registrar (each, an “indenture agent”) for, agree not to initiate a suit against the trustee or the indenture agents in respect of, and agree that the trustee and the indenture agents will not be liable for, any action that the trustee or the indenture agents take, or abstain from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the securities; and

•	will be deemed irrevocably to have: (i) consented to the imposition of any Resolution Measure as it may be imposed without any prior notice by the competent resolution authority of its decision to exercise such power with respect to the securities; (ii) authorized, directed and requested The Depository Trust Company (“DTC”) and any direct participant in DTC or other intermediary through which you hold such securities to take any and all necessary action, if required, to implement the imposition of any Resolution Measure with respect to the securities as it may be imposed, without any further action or direction on your part or on the part of the trustee or the indenture agents; and (iii) acknowledged and accepted that the Resolution Measure provisions described herein and in the “Resolution Measures” section of the accompanying prospectus are exhaustive on the matters described herein and therein to the exclusion of any other agreements, arrangements or understandings between you and the Issuer relating to the terms and conditions of the securities.

This is only a summary, for more information please see the accompanying prospectus dated April 27, 2016, including the risk factors beginning on page 13 of such prospectus.

Additional Terms Specific to the Securities

You should read this pricing supplement together with underlying supplement No. 1 dated August 17, 2015, product supplement B dated July 31, 2015, the prospectus supplement dated July 31, 2015 relating to our Series A global notes of which these securities are a part and the prospectus dated April 27, 2016. Delaware Trust Company, which acquired the corporate trust business of Law Debenture Trust Company of New York, is the successor trustee of the securities. When you read the accompanying underlying supplement, product supplement and prospectus supplement, please note that all references in such supplements to the prospectus dated July 31, 2015, or to any sections therein, should refer instead to the accompanying prospectus dated April 27, 2016 or to the corresponding sections of such prospectus, as applicable, unless otherwise specified or the context otherwise requires. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 1 dated August 17, 2015:

https://www.sec.gov/Archives/edgar/data/1159508/000095010315006546/crt_dp58829-424b2.pdf

•	Product supplement B dated July 31, 2015:

https://www.sec.gov/Archives/edgar/data/1159508/000095010315006059/crt_dp58181-424b2.pdf

•	Prospectus supplement dated July 31, 2015:

https://www.sec.gov/Archives/edgar/data/1159508/000095010315006048/crt-dp58161_424b2.pdf

•	Prospectus dated April 27, 2016:

https://www.sec.gov/Archives/edgar/data/1159508/000119312516559607/d181910d424b21.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this pricing supplement and in “Risk Factors” in the accompanying product supplement, prospectus supplement and prospectus, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities and you will be asked to accept such changes in connection with your purchase of any securities. You may choose to reject such changes, in which case we may reject your offer to purchase the securities.

Hypothetical Examples

The tables and hypothetical examples set forth below are for illustrative purposes only. The actual returns applicable to a purchaser of the securities will be determined on the relevant Observation Date or on the Final Valuation Date, as applicable. The following results are based solely on the hypothetical examples cited below. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the tables and hypothetical examples below may have been rounded for ease of analysis and it has been assumed that no event affecting the Fund has occurred during the term of the securities that would cause the calculation agent to adjust the Share Adjustment Factor.

If the securities are called:

The following table illustrates the payment due upon an Automatic Call per $1,000 Face Amount of securities on each of the Observation Dates. The Call Returns below are based on a rate of between 12.50% and 13.50% per annum (to be determined on the Trade Date).

Observation Date	Call Settlement Date	Call Return	Payment upon an Automatic Call (per $1,000 Face Amount of securities)
June 26, 2018	June 29, 2018	Between 3.125% and 3.375%	Between $1,031.25 and $1,033.75
September 26, 2018	October 1, 2018	Between 6.25% and 6.75%	Between $1,062.50 and $1,067.50
December 26, 2018	December 31, 2018	Between 9.375% and 10.125%	Between $1,093.75 and $1,101.25
March 26, 2019	March 29, 2019	Between 12.50% and 13.50%	Between $1,125.00 and $1,135.00
June 26, 2019	July 1, 2019	Between 15.625% and 16.875%	Between $1,156.25 and $1,168.75
September 26, 2019 (Final Valuation Date)	October 1, 2019 (Maturity Date)	Between 18.75% and 20.25%	Beween $1,187.50 and $1,202.50

If the securities are not called:

The following table illustrates the hypothetical Payments at Maturity per $1,000 Face Amount of securities for a hypothetical range of performances of the Laggard Underlying if the securities are not automatically called. The hypothetical Payments at Maturity set forth in the table below reflect the Trigger Price for each Underlying equal to 75.00% of its Initial Price. The actual Initial Price and Trigger Price for each Underlying will be determined on the Trade Date. We make no representation or warranty as to which of the Underlyings will be the Laggard Underlying for purposes of calculating the Payment at Maturity.

Hypothetical Underlying Return of the Laggard Underlying (%)	Hypothetical Payment at Maturity ($)	Hypothetical Return on the Securities (%)
100.00%	N/A	N/A
90.00%	N/A	N/A
80.00%	N/A	N/A
70.00%	N/A	N/A
60.00%	N/A	N/A
50.00%	N/A	N/A
40.00%	N/A	N/A
30.00%	N/A	N/A
20.00%	N/A	N/A
10.00%	N/A	N/A
5.00%	N/A	N/A
0.00%	N/A	N/A
-5.00%	$1,000.00	0.00%
-10.00%	$1,000.00	0.00%
-20.00%	$1,000.00	0.00%
-25.00%	$1,000.00	0.00%
-26.00%	$740.00	-26.00%
-30.00%	$700.00	-30.00%

-40.00%	$600.00	-40.00%
-50.00%	$500.00	-50.00%
-60.00%	$400.00	-60.00%
-70.00%	$300.00	-70.00%
-80.00%	$200.00	-80.00%
-90.00%	$100.00	-90.00%
-100.00%	$0.00	-100.00%

N/A: Not applicable because the securities will be automatically called if the Final Price of the Laggard Underlying is greater than or equal to its Initial Price.

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the payments on the securities set forth in the tables above are calculated. The examples below assume the Call Returns based on a rate of 12.50% per annum (the bottom of the range set forth on the cover). The actual rate used for the Call Returns will be determined on the Trade Date.

Example 1: The Closing Prices of both Underlyings are greater than their respective Initial Prices on the first Observation Date. Because the Closing Prices of both Underlyings on the first Observation Date are greater than their respective Initial Prices, the securities are automatically called on the first Observation Date and the investor will receive on the related Call Settlement Date a cash payment of $1,031.25 per $1,000 Face Amount of securities. There are no further payments on the securities.

Example 2: The Closing Price of at least one Underlying is less than its Initial Price on the first through third Observation Dates and the Closing Prices of both Underlyings are greater than their respective Initial Prices on the fourth Observation Date. Because the Closing Price of at least one Underlying is less than its Initial Price on the first through third Observation Dates, the securities are not automatically called on the first through third Observation Dates. Because the Closing Prices of both Underlyings are greater than their respective Initial Prices on the fourth Observation Date, the securities are automatically called on the fourth Observation Date and the investor will receive on the related Call Settlement Date a cash payment of $1,125.00 per $1,000 Face Amount of securities. There are no further payments on the securities.

Example 3: The Closing Price of at least one Underlying is less than its Initial Price on each Observation Date prior to the final Observation Date and the Closing Prices of both Underlyings are greater than their respective Initial Prices on the final Observation Date. Because the Closing Price of at least one Underlying is less than its Initial Price on each Observation Date prior to the final Observation Date, the securities are not automatically called prior to the final Observation Date. Because the Closing Prices of both Underlyings are greater than their respective Initial Prices on the final Observation Date, the securities are automatically called on the final Observation Date and the investor will receive on the Maturity Date a cash payment of $1,187.50 per $1,000 Face Amount of securities.

Example 4: The Closing Price of at least one Underlying is less than its Initial Price on each Observation Date (including the final Observation Date) and the Final Price of the Laggard Underlying is greater than its Trigger Price, resulting in an Underlying Return of the Laggard Underlying of -15.00%. Because the Closing Price of at least one Underlying is less than its Initial Price on each Observation Date (including the final Observation Date), the securities are not automatically called. Because the Final Price of the Laggard Underlying is greater than its Trigger Price, the investor will receive on the Maturity Date a cash payment of $1,000.00 per $1,000 Face Amount of securities.

Example 5: The Closing Price of at least one Underlying is less than its Initial Price on each Observation Date (including the final Observation Date) and the Final Price of the Laggard Underlying is less than its Trigger Price (while the Final Price of the other Underlying is greater than its Initial Price), resulting in an Underlying Return of the Laggard Underlying of -50.00%. Because the Closing Price of at least one Underlying is less than its Initial Price on each Observation Date (including the final Observation Date), the securities are not automatically called. Because the Final Price of the Laggard Underlying is less than its Trigger Price, despite the Final Price of the other Underlying being greater than its Initial Price, the investor will receive on the Maturity Date a cash payment of $500.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x Underlying Return of the Laggard Underlying)

$1,000 + ($1,000 x -50.00%) = $500.00

Example 6: The Closing Price of at least one Underlying is less than its Initial Price on each Observation Date (including the final Observation Date) and the Final Prices of both Underlyings are less than their respective Initial Prices, with the Final Price of the Laggard Underlying being less than its Trigger Price, resulting in an Underlying Return of the Laggard Underlying of -70.00%. Because the Closing Price of at least one Underlying is less than its Initial Price on each Observation Date (including the final Observation Date), the securities are not automatically called. Because the Final Price of the Laggard Underlying is less than its Trigger Price, the investor will receive on the Maturity Date a cash payment of $300.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x Underlying Return of the Laggard Underlying)

$1,000 + ($1,000 x -70.00%) = $300.00

Selected Purchase Considerations

•	STEP-UP APPRECIATION POTENTIAL ― If the Closing Prices of both Underlyings on any quarterly Observation Date (including the final Observation Date) are greater than or equal to their respective Initial Prices, the securities will be automatically called. If the securities are automatically called, you will receive on the applicable Call Settlement Date a cash payment per $1,000 Face Amount of securities equal to the Face Amount plus the product of the Face Amount and the applicable Call Return based on a rate of between 12.50% and 13.50% per annum (to be determined on the Trade Date). Any payment on the securities is subject to our ability to satisfy our obligations as they become due.

•	LIMITED PROTECTION AGAINST LOSS — If the securities are not automatically called and the Final Price of the Laggard Underlying is greater than or equal to its Trigger Price, for each $1,000 Face Amount of securities, you will receive a cash payment at maturity equal to the Face Amount. However, if the securities are not automatically called and the Final Price of the Laggard Underlying is less than its Trigger Price, for each $1,000 Face Amount of securities, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Price of the Laggard Underlying is less than its Initial Price. In this circumstance, you will lose a significant portion or all of your investment in the securities.

•	POTENTIAL EARLY EXIT WITH APPRECIATION AS A RESULT OF THE AUTOMATIC CALL FEATURE ― While the original term of the securities is approximately eighteen months, the securities will be automatically called if the Closing Prices of both Underlyings on any quarterly Observation Date (including the final Observation Date) are greater than or equal to their respective Initial Prices, and you will receive the applicable payment corresponding to that Observation Date, as set forth on the cover of this pricing supplement.

•	RETURN LINKED TO THE LESSER PERFORMING OF THE TWO UNDERLYINGS — The return on the securities, which may be positive, zero or negative, is linked to the lesser performing of the Financial Select Sector SPDR® Fund and the Technology Select Sector SPDR® Fund as described herein. If the securities are not automatically called, the Payment at Maturity you receive, if any, will be determined by reference to the performance of the Laggard Underlying.

Financial Select Sector SPDR® Fund

The Financial Select Sector SPDR® Fund is an exchange-traded fund managed by SPDR® Series Trust, a registered investment company. The SPDR® Series Trust consists of numerous separate investment portfolios, including the Financial Select Sector SPDR® Fund. The investment advisor of the Financial Select Sector SPDR® Fund is SSgA Funds Management, Inc. The Financial Select Sector SPDR® Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Financial Select Sector Index, which measures the performance of the financial services sector of the U.S. equity market. Companies in the Financial Select Sector Index includes companies from the following sub-industries: banks, thrifts and mortgage finance, diversified financial services, consumer finance, capital markets, mortgage REITs and insurance. The Financial Select Sector SPDR® Fund trades on the NYSE Arca under the ticker symbol “XLF.” This is only a summary of the Financial Select Sector SPDR® Fund. For more information on the Financial Select Sector SPDR® Fund, please see the section entitled “Exchange Traded Funds — The Select Sector SPDR Exchange Traded Funds — The Financials Select Sector SPDR® Fund” in the accompanying underlying supplement No. 1 dated August 17, 2015. For more information on the Financial Select Sector Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The S&P Dow Jones Indices — The S&P Select Sector Indices — The Financials Select Sector Index” in the accompanying underlying supplement No. 1 dated August 17, 2015.

Technology Select Sector SPDR® Fund

The Technology Select Sector SPDR® Fund is an exchange-traded fund managed by the Select Sector SPDR® Trust, a registered investment company. The Select Sector SPDR® Trust consists of numerous separate investment portfolios, including the Technology Select Sector SPDR® Fund. The investment advisor of the Technology Select Sector SPDR® Fund is SSgA Funds Management, Inc. The Technology Select Sector SPDR® Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Technology Select Sector Index, which represents the technology sector of the U.S. equity market. The Technology Select Sector SPDR® Fund trades on the NYSE Arca under the ticker symbol “XLK.” This is only a summary of the Technology Select Sector SPDR® Fund. For more information on the Technology Select Sector SPDR® Fund, please see the section entitled “The Select Sector SPDR Exchange Traded Funds — The Technology Select Sector SPDR® Fund” in the accompanying underlying supplement No. 1 dated August 17, 2015. For more information on the Technology Select Sector Index, please see the section entitled “The S&P Dow Jones Indices — The S&P Select Sector Indices — The Technology Select Sector Index” in the accompanying underlying supplement No. 1 dated August 17, 2015.

•	TAX CONSEQUENCES — In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the securities will be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the maturity or other taxable disposition of your securities and (ii) the gain or loss on your securities should be short-term capital gain or loss unless you have held the securities for more than one year, in which case the gain or loss should be long-term capital gain or loss. The Internal Revenue Service (the “IRS”) or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your securities could be materially and adversely affected.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Withholding under legislation commonly referred to as “FATCA” might (if the securities were recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the securities, as well as to the payment of gross proceeds of a taxable disposition, including redemption at maturity, of a security. However, under a recent IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as interest) with respect to dispositions occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the securities.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to non-U.S. holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”). Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2019 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the securities with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the securities. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the shares of the Underlyings or in any of the component securities held by the Underlyings. In addition to these selected risk considerations, you should review the “Risk Factors” sections of the accompanying product supplement, prospectus supplement and prospectus.

•	YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your investment. The Payment at Maturity is linked to the performance of the Laggard Underlying and your return on the securities will depend on whether the securities are automatically called and whether the Final Price of either Underlying is less than its Trigger Price, as applicable. If the securities are not automatically called and the Final Price of either Underlying is less than its Trigger Price, for each $1,000 Face Amount of securities, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Price of the Laggard Underlying is less than its Initial Price. In this circumstance, you will lose a significant portion or all of your investment at maturity. Any payment on the securities is subject to our ability to satisfy our obligations as they become due.

•	THE RETURN ON THE SECURITIES IS LIMITED — If the securities are automatically called, the return on the securities will be limited by the pre-specified Call Return on the relevant Observation Date, regardless of the performance of the Underlyings. The Call Returns are based on a rate of between 12.50% and 13.50% per annum (to be determined on the Trade Date). In addition, since the securities could be called as early as the first Observation Date, the term of your investment could be as short as approximately three months and your return on the securities would be less than what you would have received if the securities were called on a later Observation Date. If the securities are not automatically called and the Final Price of the Laggard Underlying is greater than or equal to its Trigger Price, for each $1,000 Face Amount of securities, you will receive a cash payment at maturity equal to the Face Amount. However, if the securities are not automatically called and the Final Price of the Laggard Underlying is less than its Trigger Price, for each $1,000 Face Amount of securities, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Price of the Laggard Underlying is less than its Initial Price. Therefore, the maximum positive return on the securities will be between 18.75% and 20.25% (to be determined on the Trade Date). The price of each Underlying at various times during the term of the securities could be higher than the Closing Prices of such Underlying on the Observation Dates (including the Final Valuation Date). Because the Call Returns are fixed amounts and, if the securities are not automatically called, the greatest possible Payment at Maturity would be a cash payment equal to the Face Amount per $1,000 Face Amount of securities, you may receive a lower payment upon an Automatic Call or at maturity than you would have if you had invested directly in the component securities held by the Underlyings.

•	REINVESTMENT RISK — If the securities are automatically called, the term of the securities may be reduced to as short as approximately three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to the Maturity Date.

•	IF THE SECURITIES ARE NOT AUTOMATICALLY CALLED, YOUR PAYMENT AT MATURITY WILL BE DETERMINED BY THE FINAL PRICE OF THE LAGGARD UNDERLYING — If the securities are not automatically called, the Payment at Maturity will be determined by reference to the Final Price of the Laggard Underlying, without taking into consideration the performance of the other Underlying.

•	A HIGHER CALL RETURN OR A LOWER TRIGGER PRICE FOR EACH UNDERLYING MAY REFLECT A GREATER EXPECTED VOLATILITY OF ONE OR BOTH UNDERLYINGS, WHICH IS GENERALLY ASSOCIATED WITH A GREATER RISK OF LOSS — Volatility is a measure of the degree of variation in the trading prices of an asset over a period of time. The greater the expected volatility at the time the terms of the securities are set, the greater the expectation is at that time the Closing Price of at least one Underlying on each Observation Date may be less than its Initial Price (resulting in the securities not being automatically called) and the Final Price of at least one Underlying may be less than its Trigger Price (resulting in a loss of a significant portion or all of your investment). In addition, the economic terms of the securities, including the Trigger Prices and the Call Return, are based, in part, on the expected volatility of the Underlyings at the time the terms of the securities are set, where higher expected volatility will generally lead to higher Call Returns or a lower Trigger Price for each Underlying. Accordingly, higher Call Returns as compared with the expected return on our conventional fixed income securities with a similar maturity or the expected return on our other similarly structured securities will generally indicate a greater risk of loss, while a lower Trigger Price for each Underlying as compared with otherwise comparable securities does not necessarily indicate that the securities have a greater likelihood of returning your investment at maturity. You should be willing to accept the downside market risk of each Underlying and the potential loss of some or all of your investment at maturity.

•	THE SECURITIES DO NOT PAY ANY COUPONS — Unlike ordinary debt securities, the securities do not pay any coupons and do not guarantee any return of your investment at maturity.

•	THE SECURITIES ARE SUBJECT TO THE CREDIT OF DEUTSCHE BANK AG — The securities are senior unsecured obligations of Deutsche Bank AG and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the securities depends on the ability of Deutsche Bank AG to satisfy its obligations as they become due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking Deutsche Bank AG’s credit risk will likely have an adverse effect on the value of the securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and, in the event Deutsche Bank AG were to default on its obligations or become subject to a Resolution Measure, you might not receive any amount(s) owed to you under the terms of the securities and you could lose your entire investment.

•	THE SECURITIES MAY BE WRITTEN DOWN, BE CONVERTED INTO ORDINARY SHARES OR OTHER INSTRUMENTS OF OWNERSHIP OR BECOME SUBJECT TO OTHER RESOLUTION MEASURES. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF ANY SUCH MEASURE BECOMES APPLICABLE TO US — Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations described above under “Resolution Measures and Deemed Agreement,” the securities are subject to the powers exercised by the competent resolution authority to impose Resolution Measures on us, which may include: writing down, including to zero, any claim for payment on the securities; converting the securities into ordinary shares of (i) the Issuer, (ii) any group entity or (iii) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; or applying any other resolution measure including, but not limited to, transferring the securities to another entity, amending, modifying or varying the terms and conditions of the securities or cancelling the securities. The competent resolution authority may apply Resolution Measures individually or in any combination.

The German law on the mechanism for the resolution of banks of November 2, 2015 (Abwicklungsmechanismusgesetz, or the “Resolution Mechanism Act”) provides that, in a German insolvency proceeding of the Issuer, certain specifically defined senior unsecured debt instruments would rank junior to, without constituting subordinated debt, all other outstanding unsecured unsubordinated obligations of the Issuer and be satisfied only if all such other senior unsecured obligations of the Issuer have been paid in full. This prioritization would also be given effect if Resolution Measures are imposed on the Issuer, so that obligations under debt instruments that rank junior in insolvency as described above would be written down or converted into common equity tier 1 instruments before any other senior unsecured obligations of the Issuer are written down or converted. A large portion of our liabilities consist of senior unsecured obligations that either fall outside the statutory definition of debt instruments that rank junior to other senior unsecured obligations according to the Resolution Mechanism Act or are expressly exempted from such definition.

Among those unsecured unsubordinated obligations that are expressly exempted are money market instruments and senior unsecured debt instruments whose terms provide that (i) the repayment or the amount of the repayment depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued or is settled in a way other than by monetary payment, or (ii) the payment of interest or the amount of the interest payments depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued unless the payment of interest or the amount of the interest payments solely depends on a fixed or floating reference interest rate and is settled by monetary payment. This order of priority introduced by the Resolution Mechanism Act would apply in German insolvency proceedings instituted, or when Resolution Measures are imposed, on or after January 1, 2017 with effect for debt instruments of the Issuer outstanding at that time. In a German insolvency proceeding or in the event of the imposition of Resolution Measures with respect to the Issuer, the competent regulatory authority or court would determine which of our senior debt securities issued under the prospectus have the terms described in clauses (i) or (ii) above, referred to herein as the “Structured Debt Securities,” and which do not, referred to herein as the “Non-Structured Debt Securities.” We expect the securities offered herein to be classified as Structured Debt Securities, but the competent regulatory authority or court may classify the securities differently. In a German insolvency proceeding or in the event of the imposition of Resolution Measures with respect to the Issuer, the Structured Debt Securities are expected to be among the unsecured unsubordinated obligations that would bear losses after the Non-Structured Debt Securities as described above. Nevertheless, you may lose some or all of your investment in the securities if a Resolution Measure becomes applicable to us. Imposition of a Resolution Measure would likely occur if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. The Bank Recovery and Resolution Directive and the Resolution Act are intended to eliminate the need for public support of troubled banks, and you should be aware that public support, if any, would only potentially be used by the competent supervisory authority as a last resort after having assessed and exploited, to the maximum extent practicable, the resolution tools, including the bail-in tool.

By acquiring the securities, you would have no claim or other right against us arising out of any Resolution Measure and we would have no obligation to make payments under the securities following the imposition of a Resolution Measure. In particular, the imposition of any Resolution Measure will not constitute a default or an event of default under the securities, under the Indenture or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act. Furthermore, because the securities are subject to any Resolution Measure, secondary market trading in the securities may not follow the trading behavior associated with similar types of securities issued by other financial institutions which may be or have been subject to a Resolution Measure.

In addition, by your acquisition of the securities, you waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the indenture agents for, agree not to initiate a suit against the trustee or the indenture agents in respect of, and agree that the trustee and the indenture agents will not be liable for, any action that the trustee or the indenture agents take, or abstain from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the securities. Accordingly, you may have limited or circumscribed rights to challenge any decision of the competent resolution authority to impose any Resolution Measure.

•	THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE SECURITIES — The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. If at any time a third party dealer were to quote a price to purchase your securities or otherwise value your securities, that price or value may differ materially from the estimated value of the securities determined by reference to our internal funding rate and pricing models. This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the securities in the secondary market.

•	INVESTING IN THE SECURITIES IS NOT THE SAME AS INVESTING IN THE UNDERLYINGS OR THE COMPONENT SECURITIES HELD BY THE UNDERLYINGS — The return on the securities may not reflect the return you would have realized if you had directly invested in the shares of the Underlyings or the component securities held by the Underlyings. For instance, any Payment at Maturity on the securities is dependent on the performance of the Laggard Underlying, and you will not participate in any potential increase in the price of either Underlying, which could be significant.

•	IF THE PRICES OF THE UNDERLYINGS CHANGE, THE VALUE OF YOUR SECURITIES MAY NOT CHANGE IN THE SAME MANNER — Your securities may trade quite differently from the prices of the Underlyings and the component securities held by the Underlyings. Changes in the prices of the Underlyings and the component securities held by the Underlyings may not result in comparable changes in the value of your securities.

•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have any voting rights or rights to receive cash dividends or other distributions or other rights that holders of the shares of the Underlyings or the component securities held by the Underlyings would have.

•	YOUR INVESTMENT IS EXPOSED TO A DECLINE IN THE PRICE OF EACH UNDERLYING — Your return on the securities, if any, is not linked to a basket consisting of the Underlyings. Rather, any payment on the securities will be determined by reference to the performance of each individual Underlying. Unlike an instrument with a return linked to a basket, in which risk is mitigated and diversified among all of the basket components, you will be exposed equally to the risks related to each Underlying and your return will be based on the lesser performing of the Underlyings, as measured on each Observation Date (including the Final Valuation Date). Poor performance by either Underlying over the term of the securities may adversely affect your return on the securities and will not be offset or mitigated by any positive performance by the other Underlying.

•	BECAUSE THE SECURITIES ARE LINKED TO THE LESSER PERFORMING OF THE TWO UNDERLYINGS, YOU ARE EXPOSED TO A GREATER RISK OF LOSING SOME OR ALL OF YOUR INVESTMENT THAN IF THE SECURITIES WERE LINKED TO JUST ONE UNDERLYING — The risk that you will lose some or all of your investment in the securities is greater than in substantially similar securities that are linked to the performance of just one of the Underlyings. With two Underlyings, it is more likely that the Final Price of at least one Underlying will be less than its Trigger Price than if the securities were linked to only one Underlying, and therefore, it is more likely that you will receive a Payment at Maturity that is less than your investment. In addition, the performance of the Underlyings may not be correlated. If the performance of the Underlyings is not correlated, or is negatively correlated, the potential for the Final Price of at least one Underlying to be less than its Trigger Price is even greater. Although the correlation of the Underlyings’ performance may change over the term of the securities, the Trigger Prices are determined, in part, based on the correlation of the Underlyings’ performance at the time when the terms of the securities are finalized. A lower Trigger Price for an Underlying is generally associated with a lower correlation of the Underlyings, which reflects a greater potential for loss on your investment at maturity.

•	THE COMPONENT SECURITIES HELD BY THE FINANCIAL SELECT SECTOR SPDR® FUND ARE SUBJECT TO RISKS ASSOCIATED WITH THE FINANCIAL SECTOR — All or substantially all of the component securities held by the Financial Select Sector SPDR® Fund are issued by companies whose primary business is directly associated with the financial sector, including companies from the following sub-industries: banks, thrifts and mortgage finance, diversified financial services, consumer finance, capital markets, mortgage REITs and insurance.

Financial services companies are subject to extensive government regulation which may limit both the amounts and types of loans and other financial commitments they can make, the interest rates and fees they can charge, the scope of their activities, the prices they can charge and the amount of capital they must maintain. Profitability is largely dependent on the availability and cost of capital funds, and can fluctuate significantly when interest rates change or due to increased competition. In addition, deterioration of the credit markets generally may cause an adverse impact in a broad range of markets, including U.S. and international credit and interbank money markets generally, thereby affecting a wide range of financial institutions and markets. Certain events in the financial sector may cause an unusually high degree of volatility in the financial markets, both domestic and foreign, and cause certain financial services companies to incur large losses. Securities of financial services companies may experience a dramatic decline in value when such companies experience substantial declines in the valuations of their assets, take action to raise capital (such as the issuance of debt or equity securities), or cease operations.

Credit losses resulting from financial difficulties of borrowers and financial losses associated with investment activities can negatively impact the sector. Insurance companies may be subject to severe price competition. Adverse economic, business or political developments affecting real estate could have a major effect on the value of mortgage REITs. Declining real estate values could adversely affect financial institutions engaging in mortgage finance or other lending or investing activities directly or indirectly connected with the value of real estate. The factors described above affect the financial sector generally and could cause the value of some or all of the component securities held by the Financial Select Sector SPDR® Fund, and thus, the price of the Financial Select Sector SPDR® Fund to decline during the term of the securities.

•	THE COMPONENT SECURITIES HELD BY THE TECHNOLOGY SELECT SECTOR SPDR® FUND ARE SUBJECT TO RISKS ASSOCIATED WITH THE TECHNOLOGY SECTOR — All or substantially all of the equity securities held by the Technology Select Sector SPDR® Fund are issued by companies whose primary line of business is directly associated with the technology sector. The value of stocks of technology companies and companies that rely heavily on technology is particularly vulnerable to rapid changes in technology product cycles, rapid product obsolescence, government regulation and competition, both domestically and internationally, including competition from foreign competitors with lower production costs. Stocks of technology companies and companies that rely heavily on technology, especially those of smaller, less-seasoned companies, tend to be more volatile than the overall market. Technology companies are heavily dependent on patent and intellectual property rights, the loss or impairment of which may adversely affect profitability. Additionally, companies in the technology sector may face dramatic and often unpredictable changes in growth rates and competition for the services of qualified personnel. These factors, or the absence of such factors, could cause a downturn in the technology sector and could cause the value of some or all of the equity securities held by the Technology Select Sector SPDR® Fund to decline during the term of the securities, which may adversely affect the value of your securities.

•	The Policies of the INVESTMENT ADVISOR of each underlying and Changes that Affect an underlying or its Tracked Index Could Adversely Affect the Value of the securities — The policies of the investment advisor of each Underlying concerning the calculation of such Underlying’s net asset value (“NAV”), additions, deletions or substitutions of securities or other assets or financial measures held by such Underlying, substitution of the tracked index of such Underlying and the manner in which changes affecting how such tracked index is calculated are reflected in such Underlying could adversely affect the price of the shares of such Underlying and, therefore, the value of, and your return on, the securities. The value of, and your return on, the securities could also be adversely affected if the investment advisor of an Underlying changes these policies, for example, by changing the manner in which such investment advisor calculates such Underlying’s NAV, or if such investment advisor discontinues or suspends calculation or publication of such Underlying’s NAV, in which case it may become difficult to determine the value of the securities. If events such as these occur or if the Closing Price of an Underlying is not available on an Observation Date (including the Final Valuation Date) because of a market disruption event or for any other reason, the calculation agent, in certain circumstances, may determine such Closing Price in a manner it considers appropriate in its sole discretion.

•	The Performance of AN UNDERLYING, Particularly During Periods of Market Volatility, May Not Match the Performance of ITS Tracked Index or ITS NET ASSET VALUE per Share — The performance of an Underlying may not match the performances of its tracked index due to a number of factors. For instance, an Underlying may not hold all or substantially all of the securities included in its tracked index and the investment advisors of an Underlying may invest a portion of such Underlying’s assets in securities not included in such Underlying’s tracked index. Therefore, the performance of an Underlying is generally linked, in part, to assets other than the securities included in its tracked index. Additionally, the performance of an Underlying will reflect transaction costs and fees that are not included in the calculation of its tracked index.

In addition, because the shares of an Underlying are traded on a securities exchange and are subject to supply and demand, the performance of one share of an Underlying may differ from the performance of its tracked index or such Underlying’s NAV per share. Furthermore, during periods of market volatility, securities or other assets held by an Underlying may become unavailable in the secondary market due to reduced liquidity or suspensions of, or limitations on, trading, making it difficult for market participants to accurately calculate the NAV per share of an Underlying and/or create, redeem or hedge shares of an Underlying. In such circumstances, the prices at which market participants are willing to buy and sell shares of an Underlying may be significantly lower than such Underlying’s NAV and the liquidity of the shares of an Underlying may be materially and adversely affected. Consequently, the performance of an Underlying may deviate significantly from the performance of its tracked index or such Underlying’s NAV per share. These circumstances may or may not constitute market disruption events and, in either case, your return on the securities may be determined based on the price of an Underlying when it deviates significantly from the performance of its tracked index or such Underlying’s NAV per share. If this occurs, the value of, and your return on, the securities may be materially and adversely affected.

•	ANTI-DILUTION PROTECTION IS LIMITED AND THE CALCULATION AGENT MAY MAKE ADJUSTMENTS IN ADDITION TO, OR THAT DIFFER FROM, THOSE SET FORTH IN THE ACCOMPANYING PRODUCT SUPPLEMENT — For each Underlying, the calculation agent will make adjustments to the relevant Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of such Underlying. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of such Underlying. If such an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to each Share Adjustment Factor for an Underlying or any other terms of the securities that are in addition to, or that differ from, those described in the accompanying product supplement to reflect changes occurring in relation to such Underlying in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments described in the accompanying product supplement may be materially adverse to investors in the securities. You should read “Description of Securities —

Anti-Dilution Adjustments for Funds” in the accompanying product supplement in order to understand the adjustments that may be made to the securities.

•	THERE IS NO AFFILIATION BETWEEN THE UNDERLYINGS OR THE UNDERLYING STOCK ISSUERS AND US AND WE HAVE NOT PARTICIPATED IN THE PREPARATION OF, OR VERIFIED, ANY INFORMATION ABOUT THE UNDERLYINGS OR THE UNDERLYING STOCK ISSUERS — We are not affiliated with the Underlyings or the issuers of the component stocks held by the Underlyings or included in their respective tracked indices (such stocks, “Underlying Stocks,” and the issuers of Underlying Stocks, “Underlying Stock Issuers”). However, we or our affiliates may currently, or from time to time in the future, engage in business with the Underlying Stock Issuers, including extending loans to, making equity investments in, acting as underwriter in connection with future offerings of the Underlying Stocks by, or providing advisory services (including merger and acquisition advisory services) to, such Underlying Stock Issuers. In the course of this business, we or our affiliates may acquire non-public information about the Underlying Stock Issuers and we will not disclose any such information to you. Nevertheless, neither we nor our affiliates have participated in the preparation of, or verified, any information about the Underlying Stocks or any of the Underlying Stock Issuers. You, as an investor in the securities, should make your own investigation into the Underlying Stocks and the Underlying Stock Issuers. Neither the Underlyings nor any of the Underlying Stock Issuers is involved in this offering in any way and none of them has any obligation of any sort with respect to your securities. An Underlying has no obligation to take your interests into consideration for any reason, including when taking any actions that would require the calculation agent to adjust the Share Adjustment Factor for such Underlying, which may adversely affect the value of your securities.

•	PAST PERFORMANCE OF THE UNDERLYINGS IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Underlyings over the term of the securities may bear little relation to the historical closing prices of the Underlyings and/or the hypothetical examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Underlyings or whether the performance of the Underlyings will result in the return of any of your investment.

•	ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR SECURITIES IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE — While the payment(s) on the securities described in this pricing supplement is based on the full Face Amount of securities, the Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions would be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

•	THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. There may be little or no secondary market for the securities. We or our affiliates intend to act as market makers for the securities but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the securities when you wish to do so or at a price advantageous to you. Because we do not expect other dealers to make a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which we or our affiliates are willing to buy the securities. If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the prices of the Underlyings have increased since the Trade Date.

•	MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — While we expect that, generally, the prices of the Underlyings will affect the value of the securities more than any other single factor, the value of the securities prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

o	the expected volatility of the Underlyings;

o	the time remaining to the maturity of the securities;

o	the market prices and dividend rates of the shares of the Underlyings and the component securities held by the Underlyings;

o	the composition of the Underlyings;

o	the occurrence of certain events affecting one or both of the Underlyings that may or may not require an anti-dilution adjustment;

o	interest rates and yields in the markets generally;

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect either Underlying, the indices the Underlyings seek to track or the markets generally;

o	supply and demand for the securities; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

During the term of the securities, it is possible that their value may decline significantly due to the factors described above even if the prices of the Underlyings remain unchanged from their respective Initial Prices, and any sale prior to the Maturity Date could result in a substantial loss to you. You must hold the securities to maturity to receive the stated payout from the Issuer.

•	TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or our affiliates expect to hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments. We or our affiliates may also engage in trading in instruments linked or related to the Underlyings on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may adversely affect the prices of one or both Underlyings and, therefore, make it less likely that you will receive a positive return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging and trading activities while the value of the securities declines. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlyings. To the extent that we or our affiliates serve as issuer, agent or underwriter for such securities or financial or derivative instruments, our or our affiliates’ interests with respect to such products may be adverse to those of the holders of the securities. Introducing competing products into the marketplace in this manner could adversely affect the prices of one or both Underlyings and the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the securities. Furthermore, because Deutsche Bank Securities Inc. (“DBSI”) or one of its affiliates is expected to conduct trading and hedging activities for us in connection with the securities, DBSI or such affiliate may profit in connection with such trading and hedging activities and such profit, if any, will be in addition to any compensation that DBSI receives for the sale of the securities to you. You should be aware that the potential to earn a profit in connection with hedging activities may create a further incentive for DBSI to sell the securities to you in addition to any compensation they would receive for the sale of the securities.

•	WE OR OUR AFFILIATES MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES.

ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD ADVERSELY AFFECT THE PRICES OF THE UNDERLYINGS AND THE VALUE OF THE SECURITIES — We or our affiliates may publish research from time to time on financial markets and other matters that could adversely affect the prices of the Underlyings and the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by us or our affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the securities and the Underlyings.

•	POTENTIAL CONFLICTS OF INTEREST — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent, hedging our obligations under the securities and determining the Issuer’s estimated value of the securities on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the securities. The calculation agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the securities on any relevant date or time. The calculation agent also has some discretion about certain adjustments to the Share Adjustment Factors and will be responsible for determining whether a market disruption event has occurred as well as, in some circumstances, the prices related to the Underlyings that affect whether the securities are automatically called. Any determination by the calculation agent could adversely affect the return on the securities.

•	THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be materially and adversely affected. In addition, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Historical Information

The following graphs set forth the historical performances of the Financial Select Sector SPDR® Fund and the Technology Select Sector SPDR® Fund based on their daily closing prices from March 2, 2013 through March 2, 2018. The closing price of the Financial Select Sector SPDR® Fund on March 2, 2018 was $28.44. The closing price of the Technology Select Sector SPDR® Fund on March 2, 2018 was $67.68. Each graph below also indicates by a broken line a hypothetical Trigger Price equal to 75.00% of the closing price of the relevant Underlying on March 2, 2018. We obtained the historical closing prices of the Underlyings below from Bloomberg L.P. and we have not participated in the preparation of, or verified, such information. The historical closing prices of the Underlyings should not be taken as an indication of future performance and no assurance can be given as to the closing prices of the Underlyings on any of the Observation Dates (including the Final Valuation Date). We cannot give you assurance that the performance of the Underlyings will result in the return of any of your investment.

Correlation of the Underlyings

The following graph sets forth the historical performances of the Financial Select Sector SPDR® Fund and the Technology Select Sector SPDR® Fund from March 2, 2013 through March 2, 2018, based on the daily closing prices of the Underlyings. For comparison purposes, each Underlying has been normalized to have a closing price of 100.00 on March 2, 2013 by (1) dividing the closing price of that Underlying on each day by the closing price of that Underlying on March 2, 2013 and (2) multiplying by 100.00.

We obtained the closing prices used to determine the normalized closing prices set forth below from Bloomberg, without verification. Historical performance of the Underlyings should not be taken as an indication of future performance. Future performance of the Underlyings may differ significantly from historical performance and no assurance can be given as to the closing prices of the Underlyings on any of the Observation Dates (including the Final Valuation Date). We cannot give you assurance that the performances of the Underlyings will result in the return of any of your investment.

The closer the relationship of the daily returns of a pair of Underlyings over a given period, the more positively correlated those Underlyings are. The graph above illustrates the historical performance of each Underlying relative to the other Underlying over the time period shown and provides an indication of how close the relative performance of the daily returns of one Underlying has historically been to the other. For additional information, please see “Selected Risk Considerations — Because the securities are linked to the lesser performing of the two Underlyings, you are exposed to a greater risk of losing some or all of your investment than if the securities were linked to just one underlying” in this pricing supplement. The lower (or more negative) the correlation between two Underlyings, the less likely it is that those Underlyings will move in the same direction and, therefore, the greater the potential that the Final Price of at least one of the Underlyings may be less than its Trigger Price. This is because the less positively correlated a pair of Underlyings are, the greater the likelihood that the price of at least one of the Underlyings will decrease. This results in a greater potential for a loss of some or all of your investment at maturity. However, even if two Underlyings have a higher positive correlation, the Final Price of one or both of those Underlyings may be less than its Trigger Price as the prices of both of those Underlyings may decrease together.

Deutsche Bank AG determined the Call Returns and Trigger Prices for the securities based, in part, on the correlation among the Underlyings, calculated using internal models at the time the terms of the securities were set. As discussed above, increased risk resulting from lower correlation is reflected in higher Call Returns and/or lower Trigger Prices than would be offered on securities linked to underlyings that have a higher degree of correlation.

Supplemental Plan of Distribution (Conflicts of Interest)

DBSI, acting as agent for Deutsche Bank AG, will not receive a selling concession in connection with the sale of the securities but will allow as a concession or reallowance to other dealers discounts and commissions of up to 1.875% or $18.75 per $1,000 Face Amount of securities. DBSI may also pay a referral fee of up to 0.15% or $1.50 per $1,000 Face Amount of securities. Deutsche Bank AG will reimburse DBSI for such referral fees.

DBSI, the agent for this offering, is our affiliate. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangement for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in offerings of the securities to any of its discretionary accounts without the prior written approval of the customer. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For these purposes, (a)  a retail investor means a person who is one (or more) of:  (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Directive 2003/71/EC; and (b)  the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the European Economic Area has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the European Economic Area may may be unlawful under the PRIIPs Regulation.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which is expected to be a day that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the securities more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

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